Exhibit 10.1
QUAD/GRAPHICS, INC.
2020 OMNIBUS INCENTIVE PLAN
[YEAR] QUAD/MED, LLC NEW SIGNED BUSINESS AWARD
[[PARTICIPANTID]]
[[FIRSTNAME]] [[LASTNAME]]
As part of your compensation in your role with Quad/Med, LLC, you have been granted this Incentive Award (this “Award”), effective as of the Grant Date, under the 2020 Omnibus Incentive Plan (the “Plan”) of Quad/Graphics, Inc. (the “Company”) with the following terms and conditions:

Grant Date:	[[GRANTDATE]]
Performance Period:	Fiscal years [YEARS]
Target Payout:	$[[SHARESGRANTED]]

Performance Levels and Percentage Payout:
The percentage of the Target Payout earned under this Award will range from [__]%-[__]% based on achievement of New Signed Business (as defined below) during the entire Performance Period as set forth below.

	New Signed Business:	$[_]	$[_]	$[_]	$[_]	$[_]	$[_]	$[_]
	Percentage of Target Payout Earned:	[_]%	[_]%	[_]%	[_]%	[_]%	[_]%	[_]%

Performance levels will be interpolated for New Signed Business achieved between the levels indicated in the table above.

No amount will be earned for New Signed Business below the threshold level of $[__], and the maximum amount payable under this Award will be [__]% of the Target Payout even if New Signed Business exceeds $[__] million.

“New Signed Business” means [__]. The identification of revenue as New Signed Business, and the amount of New Signed Business achieved, shall be determined by the management teams of Quad/Med, LLC and the Company (together, the “Management Committee”) in their sole and absolute discretion.

The Management Committee may adjust the levels of New Signed Business that must be achieved to earn amounts under this Award and the calculation of New Signed Business to take into account unexpected and material industry developments or as it otherwise may deem appropriate in its sole and absolute discretion.

Upon a Change in Control (as defined below), this Award will be treated as follows: [__].

For purposes of this Agreement, a “Change in Control” means any event which results in the legal or beneficial ownership of shares of voting stock of the Company granting the holder or holders thereof a majority of the votes for the election of the majority of the Board of Directors (or other supervisory board) of the Company being owned by any person or entity (or group of persons or entities acting in concert) other than any one or more of the following acting alone or in concert: (i) the respective spouses and descendants of Harry V. Quadracci, Harry R. Quadracci or Thomas A. Quadracci and/or the spouses of any such descendants, (ii) the respective executors, administrators, guardians or conservators of the estates of any Harry V. Quadracci, Harry R. Quadracci, Thomas A. Quadracci or the Persons described in clause (i) above, (iii) trustees holding shares of voting stock of the Company for the benefit of any of the persons described in clause (i) or (ii) above and (iv) any employee stock ownership or other benefit plan of the Company (together, the "Permitted Holders"). Notwithstanding the foregoing, the transfer of legal or beneficial ownership of any of the shares of voting stock of the Company to a new entity shall not be a Change in Control if a majority of the voting stock of such new entity is owned by Permitted Holders. In the event such a transfer occurs, the foregoing definition of "Change in Control" shall be construed with respect to the new entity that owns all of the voting stock of the Company (as opposed to the Company itself).

Earned Amounts; Payout Timing and Conditions:
The Management Committee shall determine any amount of the Target Payout that has been earned with respect to the Performance Period as soon as reasonably practicable following the end of the Performance Period; provided that the Management Committee will not be obligated to make its final determination until after all applicable signed agreements have been invoiced.

The Company shall pay any Target Payout amount earned with respect to the Performance Period as soon as practicable following the Management Committee’s approval of the achievement of New Signed Business for the Performance Period following the invoicing of the signed agreements, provided that, except as otherwise set forth below, you are continuously employed by or in the service of Quad/Med, LLC, the Company or an Affiliate until the applicable payment date.

Upon your separation from employment or service with Quad/Med, LLC, the Company and their Affiliates prior to the payment date under this Award, you shall automatically and immediately forfeit your right to any future payments, except as follows:

•[___]

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment will be null and void.
Tax Withholding:	All amounts payable under or with respect to this Award shall be subject to withholding for taxes.
Miscellaneous:
As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

Subject to the terms of the Plan, the Committee may modify or amend this Award without your consent as permitted by Section 17(a) of the Plan or: (i) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (ii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

This Award constitutes a mere promise by the Company to make specified payments in the future if such benefits come due under this Award. You will have the status of a general creditor of the Company with respect to any vested Award.

This Award and any payment made hereunder shall be subject to any applicable Company recoupment, recovery, claw back or similar policy that the Company may adopt, or that may become applicable to the Company, from time to time.

This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.
BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

QUAD/GRAPHICS, INC.
By:    ____________________________

Date:    [[GRANTDATE]]
4